EXHIBIT 10.19
FORM OF AGREEMENT WITH RESPECT TO FORFEITURES OF SHARES COVERED BY PERFORMANCE-BASED RESTRICTED STOCK AWARD

AGREEMENT

THIS AGREEMENT is made as of this ____ day of ______________________ 2007 (the “Effective Date”) between KNBT Bancorp, Inc. (the “Corporation”) and ______________________ (the “Recipient”).

WHEREAS, the Corporation granted to the Recipient on ______________________, 2006 (the “Grant Date”) a Performance Share Award (the “Award”) covering _____________ shares (the “Shares”) of the common stock, $0.01 par value per share (the “Common Stock”), of the Corporation, pursuant to the terms of the 2004 Recognition and Retention Plan and Trust Agreement (the “Plan”);

WHEREAS, pursuant to the terms of the Award, certain performance criteria (the “Targets”) are required to be satisfied before any of the Shares subject to the Award will vest;

WHEREAS, pursuant to the terms of the Award, in the event the Enhanced Performance Targets (as such term is defined in the Award) (the “Enhanced Targets”) are achieved, the number of Shares subject to the Award shall increase to               shares;

WHEREAS, if the Targets or the Enhanced Targets are achieved, then 60% of the Shares (_____ shares if the Targets are achieved or           if the Enhanced Targets are achieved) subject to the Award, subject to any adjustment thereof as provided by Section 10.01 of the Plan, will vest on the third annual anniversary of the Grant Date (the “Valuation Date”);

WHEREAS, if the Targets or the Enhanced Targets are achieved, then the remaining _____ unearned Shares or         unearned Shares if the Enhanced Targets are achieved (the “Remaining Shares”) amounting to 40% of the Shares awarded (taking into account the increase in the number of Shares covered by the Award in the event the Enhanced Targets are achieved), subject to any adjustment thereof as provided by Section 10.01 of the Plan, will be earned pro rata on the fourth and fifth annual anniversaries of the Grant Date;

WHEREAS, the Corporation wishes to pay the Recipient a cash bonus valued on the basis of the fair market value of the Remaining Shares on the Valuation Date in exchange for the Recipient relinquishing any claims to the Remaining Shares; and

WHEREAS, the Recipient is willing to accept the cash bonus in lieu of receiving the Remaining Shares if the Targets are achieved under the terms of the Award.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Corporation and the Recipient do hereby agree as follows:

1.  Bonus. If the Targets or the Enhanced Targets set forth in the Award are achieved and the Recipient remains employed by the Corporation or a subsidiary thereof on the Valuation Date, then the Corporation will pay to the Recipient in a lump sum within five business days of the Valuation Date a cash bonus (the “Bonus”) equal to the fair market value per share of the Common Stock on the Valuation Date multiplied by the number of Remaining Shares.

2.  Valuation. For purposes hereof, the “fair market value” of a share of Common Stock shall be the closing sale price of a share of Common Stock on the Valuation Date (or, if such day is not a trading day in the U.S. markets, on the nearest preceding trading day), as reported with respect to the principal market (or the composite of the markets, if more than one) in which such shares are then traded, or if no such closing prices are reported, the mean between the high bid and low asked prices that day on the principal market then in use, or if no such quotations are available, the price furnished by a professional securities dealer making a market in such shares selected by the Executive Compensation Committee (the “Committee”) of the Corporation.

3.  Forfeiture. By acceptance of and entry into this Agreement, the Recipient forgoes any claim to receive the Remaining Shares even if the Targets are achieved.

4.  Withholding. The Corporation, in its discretion, may withhold from the Bonus made to the Recipient sufficient amounts to cover any applicable withholding and employment taxes with respect to the Award as well as the Bonus.

5.  Non-transferability. The Bonus granted hereby to the Recipient may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of prior to the time that it is earned and distributed pursuant to the terms of this Agreement.

6.  Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding (in the absence of action by the Board of Directors of the Corporation) on the Recipient and the Recipient’s heirs, executors, administrators and successors.

7.  Not an Employment Contract. This Agreement will not confer on the Recipient any right with respect to continuance of employment or other service with the Corporation or any subsidiary thereof, nor will it interfere in any way with any right the Corporation or any subsidiary thereof would otherwise have to terminate or modify the terms of the Recipient’s employment or other service at any time.

8.  Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

9.  Governing Law. Except to the extent pre-empted by federal law, this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

      10.  Amendment. This Agreement may be amended by written agreement of the Recipient and the Corporation, without the consent of any other person.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Recipient has hereunto set his or her hand, all as of the day first above written.

ATTEST:		KEYSTONE NAZARETH BANK
& TRUST COMPANY

BY:		BY:
Name:	Michele A. Linsky	Name:	Jeffrey P. Feather
Title:	Corporate Secretary	Title:	Chairman of the Board

[Seal]		[NAME OF RECIPIENT]

[Name]